Exhibit 99.2

VitaminSpice Signs Agreement With Extreme Speed Motorsports
for Team Ferrari Sponsorship in American Le Mans Series

Press Release Source: VitaminSpice On Wednesday January 19, 2011, 3:34 pm EST

WAYNE, PA--(Marketwire - 01/19/11) - VitaminSpice (OTC.BB:VTMS - News) (German WKN: A0YE4L) (www.vitaminspice.net) is proud to announce that it has entered into an agreement with Extreme Speed Motorsports LLC to be an Associate Sponsor of Team Ferrari in the 2011 American Le Mans Series.

"The name Ferrari represents Performance and Extreme Quality. VitaminSpice brings nutrition to enhance the body's performance and gourmet spices together for a perfect combination. Ferrari has always been viewed as the leading edge of high-end cars and racing. VitaminSpice is leading the way to increase nutrition and taste for kids, families, and athletes," stated Edward Bukstel CEO VitaminSpice.

"The company continues to work with iconic organizations in order to create and establish brand awareness on a national and international basis in retail and food services markets. Extreme Speed Sports and Ferrari represent excellence, and it is a natural fit for VitaminSpice to be associated with these companies. It is our goal at VitaminSpice to provide excellence in nutrition and delicious condiments, spices, ketchup, organic salad dressings, etc," stated Bukstel.

The American Le Mans Series and the relationship with Extreme Speed Motor Sports and Ferrari will continue to create the brand awareness for VitaminSpice Products for retailers, restaurants, and consumers, families and children in the United States and World Wide.

About VitaminSpice

VitaminSpice is uniquely positioned between the $100 billion health food/vitamin supplement industry and the multi-trillion-dollar traditional food industry. A pioneer in the emerging FoodCeutical Industry, VitaminSpice sells vitamin-, mineral- and antioxidant-infused spices and food products. Their offerings include Crushed Red Pepper, Ground Black Pepper, Italian Seasoning, Ground Cinnamon and Granulated Garlic. A proprietary micro-encapsulation process keeps vitamin properties locked inside, even when heated, allowing the seasonings, condiments, and food products to retain their full flavor.

VitaminSpice Safe Harbor

This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

Contact
VitaminSpice
Edward Bukstel
ph. 484.367.7401
ebukstel@vitaminspice.net
VitaminSpice Investor Relations
Integrated Capital Partners, Inc.
Ph: 908-204-0004